Exhibit 5







                                                   April 4, 1997


Mr. Alan B. Levan
Chief Executive Officer
BankAtlantic Bancorp, Inc.
1750 East Sunrise Boulevard
Fort Lauderdale, Florida  33304

         RE:      BankAtlantic Bancorp, Inc.
                  Registration Statement on Form S-3 -
                  5,615,235 Shares of Class A Common Stock

Dear Mr. Levan:

         As counsel to BankAtlantic Bancorp, Inc. (the "Corporation"), we have examined the Amended and Restated Articles of Incorporation and Bylaws of the Corporation as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Corporation to authorize the issuance of up to 5,615,235 shares of the Corporation's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), to be issued by the Corporation upon conversion of the Corporation's 6 3/4% convertible subordinated debentures (the "Debentures"). In addition, we have examined a copy of the Corporation's Registration Statement on Form S-3, filed with the Securities and Exchange

Alan B. Levan
April 4, 1997
Page 2


Commission on April 4, 1997, under the Securities Act of 1933, as amended.

         Based up on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Class A Common Stock, when issued and delivered by the Corporation upon conversion of the Debentures in accordance with the terms of the Debentures, will be validly issued, fully paid and non-assessable.

                                                     Very truly yours,



                                                STEARNS WEAVER MILLER WEISSLER
                                                   ALHADEFF & SITTERSON, P.A.